Exhibit 5.1

New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

October 24, 2017

ViewRay, Inc.

2 Thermo Fisher Way

Oakwood Village, OH 44146

Ladies and Gentlemen:

ViewRay, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-217416) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the 8,382,643 shares of its common stock, par value $0.01 per share (the “Securities”) to be sold pursuant to the Securities Purchase Agreement dated October 23, 2017 (the “Fosun Purchase Agreement”) by and among the Company, Strong Influence Limited, a British Virgin Islands corporation (“Strong Influence”), and Fosun International Limited, and the Securities Purchase Agreement dated October 23, 2017 by and among the Company and the investors named therein (together with the Fosun Purchase Agreement, the “Purchase Agreements”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Securities have been issued and delivered against payment therefor in accordance with the terms of each of the Purchase Agreements, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bars of the State of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP